Exhibit 10.5

_________________________

B.R. JOHNSON, LLC

LIMITED LIABILITY COMPANY AGREEMENT

__________________________

Table of Contents

Page

ARTICLE I FORMATION OF COMPANY		1
1.1	Formation	1
1.2	Name	1
1.3	Principal Office of the Company	1
1.4	Purposes	1
1.5	Term	2
1.6	Representations	2
1.7	Definitions	2
ARTICLE II CAPITAL		9
2.1	Capital Contributions	9
2.2	Capital Accounts	9
ARTICLE III ALLOCATIONS OF NET INCOME AND NET LOSS		10
3.1	Allocations of Net Income and Net Loss	10
3.2	Allocations on Liquidation	10
3.3	Special Allocation Rules	10
3.4	Special Allocations	12
3.5	Allocation of Taxable Income or Loss.	12
3.6	Depreciation Recapture	13
ARTICLE IV DISTRIBUTIONS		13
4.1	Distributions	13
4.2	Restriction on Distributions	14
4.3	Passed Distributions	14
ARTICLE V MEMBERS		14
5.1	Powers of Members	14
5.2	Meetings of Members	14
ARTICLE VI MANAGEMENT		16
6.1	Board of Managers; Election	16
6.2	Notice of Board of Managers Meetings; Location; Waiver of Notice	17
6.3	Quorum; Approvals; Written Action	18
6.4	Powers, Rights and Duties of the Board of Managers	18
6.5	Compensation of Managers	19
6.6	Limitations on Actions	19
6.7	Consent to Company Sale	21
6.8	Executive Officers	23
6.9	Partnership Representative	24
6.10	Board Observers	24
ARTICLE VII OPERATION OF THE COMPANY		24
7.1	Books of Account	24
7.2	Reports	25
7.3	Access to Books	25
7.4	Bank Accounts	25
7.5	Tax Filings, Elections and Cooperation	26
7.6	Partnership Representative	28

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7.7	Tax Matters Partner for Transition Years	29
7.8	Survival	30
ARTICLE VIII DISSOLUTION; CONTINUATION OF COMPANY		30
8.1	Dissolution of the Company	30
8.2	Continuation	31
8.3	Distributions on Liquidation	31
8.4	Termination	31
8.5	Final Statement	32
8.6	Company Sale	32
ARTICLE IX LIABILITY, EXCULPATION AND INDEMNIFICATION		32
9.1	Liability	32
9.2	Exculpation	32
9.3	Duties and Liabilities of Covered Persons.	33
9.4	Indemnification	33
9.5	Expenses	34
9.6	Limitation on Indemnification	34
9.7	Non Exclusivity	34
9.8	Amendments	34
ARTICLE X TRANSFER		34
10.1	Transfer	34
10.2	Restrictions on Transfer	35
10.3	Additional Restrictions on Transfer	36
10.4	Right of First Refusal	36
10.5	Tag-Along Right	38
10.6	Put/Call Right	39
ARTICLE XI ISSUANCE OF MEMBERSHIP CERTIFICATES		40
11.1	No Issuance of Membership Certificates	40
11.2	Transfer of Membership Interests	40
ARTICLE XII GENERAL		41
12.1	Relationship of Members	41
12.2	Waiver of Jury Trial	41
12.3	Amendment	41
12.4	Governing Law	42
12.5	Consent to Jurisdiction, Etc	42
12.6	Intentionally Omitted	42
12.7	Notices	42
12.8	Severability	43
12.9	Title to Company Property	43
12.10	Partition	43
12.11	Captions	43
12.12	Pronouns and Plurals	43
12.13	Payment	43
12.14	Counterparts	43

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12.15	Confidentiality	43
12.16	Further Assurances	44
12.17	Directors and Officers Liability Insurance	44
12.18	No Third Party Rights	44
12.19	Successors and Assigns	44
12.20	Power of Attorney	44
12.21	Equitable Relief	45
12.22	Waiver	45
12.23	Entire Agreement	45

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SCHEDULE A MEMBER CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

SCHEDULE B NOTICE INFORMATION

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B.R. JOHNSON, LLC
LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended from time to time, the “Agreement”) of B.R. Johnson, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”) is dated and effective as of November 1, 2016 (the “Effective Date”), by and among each of the Persons whose name appears at the foot of this Agreement (such persons being hereinafter referred to collectively as the “Members” and individually as a “Member”).

WHEREAS, the Company was organized under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation of the Company filed in the Office of the Secretary of the State of Delaware on September 8, 2016 (the “Certificate”); and

WHEREAS, the parties hereto desire to establish their respective rights and obligations pursuant to the Delaware Limited Liability Company Act in connection with their forming such limited liability company.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

FORMATION OF COMPANY

1.1            Formation. The Company was formed as a limited liability company by the filing of the Certificate. The Members hereby set forth their agreements with one another regarding the operation of the Company pursuant to the terms of the Delaware Limited Liability Company Act, as amended from time to time (the “LLC Act”). The Members agree that each of them shall execute and file all certificates and documents and take all actions as the Company shall determine shall be necessary or appropriate for the qualification of the Company to do business, and its continuation, as a foreign limited liability company in any jurisdiction where the Company’s business would require the Company to be qualified. The Certificate and any other documents shall be recorded in all offices or jurisdictions where the Company shall determine such recording to be necessary or advisable for the conduct of the business of the Company.

1.2            Name. The name of the Company is “B.R. Johnson, LLC”.

1.3            Principal Office of the Company. The principal office of the Company is located at 6960 Fly Road, East Syracuse New York. The Board of Managers may, at any time, change the location of the Company’s principal place of business.

1.4            Purposes. The purposes of the Company are to (a) receive as capital contributions certain assets (cash as well as tangible and intangible property) from the Members; (b) conduct and carry on the business and manage the assets formerly carried on and managed by BR Johnson, Inc. and its Affiliates and such other businesses and assets as may subsequently be acquired or developed by the Company in accordance with the provisions hereof (collectively, the “Operations”); (c) employ personnel to manage the Operations and (d) take all actions necessary or appropriate in order to consummate such capital contributions and thereafter carry on and maximize the value of the Operations.

1.5            Term. The term of the Company commenced with the filing of the Certificate in the Office of the Secretary of State of the State of Delaware on September 8, 2016 and shall continue until dissolved in accordance with this Agreement.

1.6            Representations.

 (a)            Each Member, severally and not jointly, represents and warrants that (i) if an entity, the Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and that it has all requisite power, authority and capacity to own, operate and lease its properties and to carry on its business; (ii) it has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; (iii) it has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms; (iv) the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby do not and will not result in the breach of any of the terms and conditions of, or cause a default under, any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation to which it is a party or by which it or any of its respective properties or assets may be bound or affected, and if an entity, do not and will not violate any of the terms of its organizational documents; (v) no consent or approval of any other Person is required in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (vi) it is acquiring the Membership Interest in the Company solely for its own account and not for the account of any other Person and not with a current view toward the distribution or resale thereof; and (vii) it is an “accredited investor” as that term is defined in the Securities Act.

 (b)            Each Member agrees to furnish such certificates, resolutions or other documentary evidence with respect to the foregoing representations and warranties as may be reasonably requested to enable the Company to consummate the transactions contemplated by this Agreement and the Management Services Agreement, and otherwise to carry out the Company’s purposes.

1.7            Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a material amount of the assets of any Person, or any business or division of any Person, (b) the acquisition of outstanding equity interests of any Person, or (c) the acquisition of another Person by a merger, amalgamation or consolidation or any other combination with such Person.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person and when used with respect to any natural Person shall also include (i) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity and (ii) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

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“Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)            the initial Asset Value of any asset contributed by a Member to the Company shall be the Gross Fair Market Value of such asset;

(b)            upon the distribution in kind of any Company asset, the Asset Value of such asset shall be adjusted immediately prior to such distribution to equal its Gross Fair Market Value;

(c)            to the extent the Members agree that such adjustment is reasonably necessary or appropriate to reflect the relative economic interests of the Members in the Company, the Asset Values of all Company assets shall be adjusted to equal their respective Gross Fair Market Values as of the following times: (i) upon the acquisition of an interest in the Company by a new Member or an additional interest by an existing Member in exchange for more than a de minimis capital contribution; (ii) upon the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; and (iv) the Liquidation of the Company; and

(d)            if the Asset Value of an asset has been determined or adjusted in accordance with paragraphs (a), (b) or (c) of this definition, such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Available Funds” means funds available for distribution to Members after all current Company obligations, including, without limitation, payments due under the Management Services Agreement, have been satisfied or have been provided for by the establishment of reserves in amounts reasonably determined by the Board of Managers to be appropriate.

“Board” or “Board of Managers” means the Board of Managers of the Company described in Article VI hereof.

“Book Value” shall mean with respect to any asset, such asset’s adjusted basis for United States federal income tax purposes, except as follows: (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as of the date of the contribution (as determined hereunder); (ii) the Book Value of all Company assets shall be adjusted to equal their respective fair market value (as determined hereunder) upon each occurrence of the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iii) the Book Value of any asset distributed by the Company to a Member shall be adjusted to equal the fair market value (as determined hereunder) of such asset on the date of distribution.

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“BRJ” means BR Johnson, Inc., a New York corporation.

“BRJ Partners” means BRJ Acquisition Partners, LLC, a New York limited liability company.

“Business Day” means any day other than Saturday, Sunday or other day in which commercial banking institutions in New York, New York are authorized or required by law or other governmental action to remain closed for business.

“Capital Account” means the capital account established for each Member pursuant to Section 2.2 hereof.

“Capital Contribution” means the sum of the cash and the net fair market value of any other property contributed by a Member to the Company in accordance with Section 2.1 hereof.

“Certificate” has the meaning given such term in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation as in effect from time to time.

“Common Member” means each of the Persons listed on Schedule A attached hereto and designated as a Common Member thereon and any assignee, transferee or successor of such Common Member who has been admitted as a Member of the Company and whose admission is reflected on the books and records of the Company.

“Common Member Pro Rata Interest” means, with respect to each Common Member, the percentage of Common Membership Interest of such Common Member shown on Schedule A hereto.

“Common Membership Interest” means the Common Membership Interest in the Company held by each Common Member, as set forth on Schedule A hereto.

“Company Sale” means a transaction or series of transactions with a party or group of parties acting in concert (other than an Affiliate of the Company or any Member) which involves (a) any merger, consolidation or business combination of the Company or a sale of Membership Interests following which the Members of the Company immediately prior to such sale own, directly or indirectly, less than 50% of the outstanding voting interests of the surviving or resulting entity, or (b) any sale or transfer of all or substantially all of the assets of the Company.

“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by voting power, contract or otherwise.

“Covered Person” means any Member, any Manager, any Observer, any Affiliate of any Member, Manager or Observer, or any officer, director, shareholder, member, manager, partner, employee, representative or agent of a Member, a Manager, an Observer, the Company or any of their respective Affiliates (including any former officer, director, shareholder, member, manager, partner, employee, representative or agent).

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“Default Rate” means a rate per annum which is twelve percent (12%).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board of Managers.

“Family Member” means, with respect to any Member who is a natural person, such Member’s spouse and any lineal descendant (whether by birth or adoption) of such Member.

“Fiscal Year” means the fiscal year of the Company, which shall be the twelve month period ending on December 31 of each year; provided, however, that (i) the first “Fiscal Year” shall be the period commencing with the date of the filing of the Certificate with the Office of the Secretary of State of the State of Delaware and ending on December 31, 2016, and (ii) upon Termination, “Fiscal Year” means the period from the end of the last preceding Fiscal Year to the date of Termination.

“Gross Fair Market Value” means the fair market value reasonably determined by the Board of Managers, unreduced by any liabilities. If there is any dispute concerning the fair market value of property, the Company will have the property appraised by an independent appraiser acceptable to the disputing party and the Company.

“Independent Appraiser” means any one of Pricewaterhouse Coopers, LLP, Deloitte & Touche, LLP, Ernst & Young, LLP or KPMG, LLP as selected by Lorraine and approved by Regional, it being understood that Regional specifically agrees that Regional shall be required to select one of such firms as Independent Appraiser within five (5) days of the issuance of a Put/Call Notice by Lorraine under Section 10.6 below.

“Liquidation” means a liquidation of the Company or a liquidation of the interest of any Member in the Company, as the case may be, in each case as defined in Section 1.704 1(b)(2)(ii)(g) of the Treasury Regulations.

“LLC Act” has the meaning given such term in Section 1.1 hereof.

“Lorraine” means Lorraine Capital, LLC, a New York limited liability company, and any Permitted Transferee of Lorraine.

“Lorraine Parties” has the meaning given such term in Section 10.6 hereof.

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“Management Services Agreement” means the Management Services Agreement, dated the date hereof, by and between Lorraine and the Company, as amended from time to time.

“Manager” means a member of the Board of Managers.

“Member” means individually, each Common Member and each Preferred Member and collectively, the Common Members and Preferred Members and, subject to the provisions of Article X of this Agreement, any assignee or successor of any thereof who is admitted as a Member of the Company in accordance with the terms and provisions of this Agreement and whose admission is reflected on the books and records of the Company.

“Membership Interest” means, with respect to each Member, its Common Membership Interest in the Company or its Preferred Membership Interest in the Company (in each case expressed as a percentage) as set forth on Schedule A annexed hereto, as the same may be amended from time to time.

“Net Income” or “Net Loss” for any Fiscal Year or other period means an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)            Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)            Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c)            In the event the Asset Value of any Company asset is adjusted pursuant to the definition of Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss for the Fiscal Year in which such adjustment occurs;

(d)            Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Asset Value;

(e)            In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Federal taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(f)            Notwithstanding any other provision, any items which are specially allocated pursuant to Section 3.3 hereof shall not be taken into account in computing Net Income or Net Loss. Nevertheless, such items shall be taken into account in adjusting Capital Accounts.

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“Non-Transition Year” means any Fiscal Year other than a Transition Year.

“Operations” has the meaning ascribed thereto in Section 1.4 hereof.

“Percentage Interest” means, with respect to each Member, the percentage ownership of the Company held by such Member, as set forth on Schedule A, as amended from time to time.

“Permitted Transferee” means (a) with respect to any Member that is a natural person, any Family Member of such Member, any trustee of a trust solely for the benefit of such Member or any Family Member of such Member, and any Testamentary Transferee, and (b) with respect to any Member that is not a natural person, the Affiliates of such Member; provided, however, that no Person shall be a Permitted Transferee until and unless such Person shall have complied with the requirements of Section 10.2 and the other provisions of this Agreement.

“Person” means any natural person, partnership, firm, trust, association, corporation, limited liability company, joint stock company, joint venture, bank, trust company, unincorporated organization or business entity or governmental authority or political subdivision, including any agency, department or instrumentality thereof.

“Preferred Member” means each of those Members so designated on Schedule A, but only in its capacity as a Preferred Member and not as a Common Member, and any assignee, transferee or successor of such Preferred Member who has been admitted as a Member of the Company and whose admission is reflected on the books and records of the Company.

“Preferred Member Pro Rata Interest” means, with respect to each Preferred Member, the percentage of Preferred Membership Interest of such Preferred Member shown on Schedule A hereto.

“Preferred Membership Interest” means the Preferred Membership Interest in the Company held by each Preferred Member, as set forth on Schedule A hereto.

“Preferred Return” means, as determined with respect to a Preferred Member, an amount that, when combined with all prior distributions made under Section 4.1(b)(i) to such Preferred Member, yields a cumulative return of five percent (5%) per annum, compounded annually, on the Unreturned Preferred Capital (as outstanding from time to time) of such Preferred Member, which return shall accrue daily and shall be computed on the basis of a 365 day or a 366 day year, as applicable.

“Prime Rate” means the rate posted by a majority of top 25 insured U.S.-chartered commercial banks to price short-term business loans, as published in the Federal Reserve Statistical Release H.15 daily update for Selected Interest Rates at http://www.federalreserve.gov/releases/H15/update/default.htm.

“Pro Rata Interest” means a Common Member Pro Rata Interest or a Preferred Member Pro Rata Interest, as applicable, based upon whether Common Membership Interests or Preferred Membership Interests are proposed to be Transferred.

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“Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time), by and among BRJ, William A. Harfosh, Michael V. Howard, Anthony C. Minieri, Arthur P. Brillanti, the Company, William J. Maggio, Charles A. Rider, Richard F. Gioia and Justin M. Reich.

“Qualified Offer” means a written offer from any Person (other than an Affiliate of the Company or any Member) for a Company Sale provided that such offer is a bona fide offer, without financing contingencies, with a reasonable likelihood of closing on terms substantially consistent with the terms set forth in the offer.

“Record Holder” means the Person in whose name a Membership Interest is registered on the books of the Company.

“Regional” means Regional Brands Inc., a Delaware corporation, and any Permitted Transferee of Regional Brands Inc.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Taxable Income” or “Taxable Loss” for any Fiscal Year means the taxable income or taxable loss of the Company for such Fiscal Year, computed for federal income tax purposes.

“Termination” means the complete distribution of the assets of the Company to the Members following dissolution and winding up of the Company.

“Testamentary Transferee” means, with respect to any Member who is a natural person, any heir, beneficiary, executor or trustee of a trust which is a testamentary trust under such Member’s will or other instrument taking effect at death or under applicable laws of descent and distribution; provided, however, that no Person shall be a Testamentary Transferee unless such Person (a) is a Family Member of such Member (in the case of an heir or beneficiary) and (b) shall have complied with the requirements of Section 10.2 and the other provisions of this Agreement.

“Transfer” means any sale, assignment, transfer, pledge, hypothecation, gift, encumbrance or other disposition.

“Transferee” has the meaning given such term in Section 10.1 of this Agreement.

“Transition Year” means any Fiscal Year beginning on or before December 31, 2017.

“Treasury Regulations” means the rules, regulations and interpretations of rules and regulations adopted under the Code, as in effect from time to time.

“Underpayment Amount” means, as determined with respect to a Member, (a) any “imputed underpayment” determined under Code Section 6225, (b) any similar or corresponding amount determined under any similar or corresponding provision of any state tax, (c) any other similar or corresponding amount if and to the extent such amount represents the payment or collection of any tax that would otherwise be paid or payable by such Member as a result of the pass-through (or similar treatment) of any item of income or loss to such Member, and (d) any withholding, estimated or other tax required by law to be withheld or paid by the Company with respect to or on behalf of such Member.

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“Unreturned Preferred Capital” means an amount not less than zero and equal to the excess of a Preferred Member’s total Capital Contributions with respect to its Preferred Membership Interest over the sum of any distributions to such Member pursuant to Section 4.1(b)(ii) with respect to such Member’s Preferred Membership Interest.

ARTICLE II

CAPITAL

2.1            Capital Contributions.

(a)            The Capital Contributions of the Members to the Company, made on or about the date of this Agreement, are as shown on Schedule A.

(b)            No Member shall be required to make any Capital Contributions in excess of the amounts contributed by each Member as shown on Schedule A, and no Member shall be required to make up any deficit in its Capital Account.

(c)            A Member is not entitled to be paid interest in respect of either its Capital Account or its Capital Contributions.

2.2            Capital Accounts. The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704 1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704 1(b)(2)(iv)(f), adjust the Members’ Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704 1(b)(2)(iv)(g) to reflect a revaluation of Company property. For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to Section 3.1 below and to be reflected as an adjustment to the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(a)            The computation of all items of income, gain, loss and deduction shall include income exempt from federal income tax and those items described in Code Section 705(a)(2)(B) or Treasury Regulation Section 1.704 1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(b)            If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704 1 (b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

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(c)            Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d)            Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704 1(b)(2)(iv)(g).

(e)            To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining the amount in the Capital Accounts, the amount, of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

ARTICLE III

ALLOCATIONS OF NET INCOME AND NET LOSS

3.1            Allocations of Net Income and Net Loss. For each Fiscal Year, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and making all allocations pursuant to Section 3.3 with respect to such Fiscal Year, items of Net Income and Net Loss shall be allocated to each Member such that, as of the end of such Fiscal Year, the Capital Account of each Member shall equal:

(a)            the amount that would be distributed under Section 4.1(b) to such Member, determined as if the Company were to sell (as of the last day of the Fiscal Year) all of its assets for cash equal to their gross Asset Values and distribute all of such cash in accordance with Section 8.3 (with the assumption that the amount paid in satisfaction of any nonrecourse obligation is limited to the gross Asset Value of any property securing the nonrecourse obligation), minus

(b)            the amount, if any, which each Member is or would be obligated to contribute to the capital in connection with a liquidation of the Company or otherwise in accordance with the Agreement or applicable law.

3.2            Allocations on Liquidation. Upon a Liquidation, all or substantially all of the assets of the Company shall be sold and any assets not sold shall be treated as if they were sold for their gross Asset Values. Any resulting Net Income or Net Loss shall be allocated in accordance with Section 3.1.

3.3            Special Allocation Rules. Notwithstanding any other provision of this Agreement:

(a)            Nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(c)) for each fiscal year shall be allocated to the Common Members in the ratio of their Membership Interests.

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(b)            Any member nonrecourse deductions (defined in the same way as “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)) for each Fiscal Year shall be specially allocated to the Common Member who bears the economic risk of loss with respect to the member nonrecourse debt (defined in the same way as “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4)) to which such member nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(2).

(c)            If there is a net decrease in Company minimum gain (calculated in the same way as “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d)) or in minimum gain attributable to member nonrecourse debt (calculated in the same way as “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(3)) during a Fiscal Year, the Common Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f) and 1.704-2(i)(4).

(d)            A Common Member shall not be allocated items of loss or deduction to the extent such an allocation would cause or increase a deficit Capital Account balance for such Member as of the close of any taxable year in excess of the amount of such balance the Member is obligated or deemed obligated to restore pursuant to Treasury Regulations under Section 704(b) of the Code. In determining the Capital Account balance of a Member for this purpose, adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be taken into account. Any items of loss and deduction not allocated to a Common Member under this Section 3.3(d) shall be allocated first, to the remaining Common Members with positive Capital Account balances (as adjusted in accordance with the preceding sentence and after adding back each Common Member’s share of Company minimum gain and minimum gain attributable to member nonrecourse debt) in proportion to, and to the extent of, such positive Capital Account balances and thereafter, as provided in applicable Treasury Regulations. If a Common Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in a negative Capital Account balance in excess of any deficit balance which the Common Member is obligated or deemed obligated to restore pursuant to Treasury Regulations under Section 704(b) of the Code, items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain) shall be allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. This Section 3.3(d) is intended to comply with the qualified income offset requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(e)            The special allocations set forth in Section 3.3(d) herein (the “Loss Limit Allocations”) are intended to comply with certain requirements of Treasury Regulations under Section 704(b) of the Code. Notwithstanding any other provisions of this Agreement (other than the provisions of this Section 3.3 and Section 3.4), the Loss Limit Allocations shall be taken into account in allocating other Net Income, Net Loss and items of income, gain, loss and deduction among the Common Members so that, to the extent possible, the net amount of such allocations of other Net Income, Net Loss and other items and the Loss Limit Allocations to each Common Member shall be equal to the net amount that would have been allocated to each such Member if the Loss Limit Allocations had not occurred.

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3.4            Special Allocations. Notwithstanding Sections 3.1, 3.2 and 3.3 hereof, if any interest in the Company is sold, assigned or transferred during any Fiscal Year in compliance with the provisions of Article X hereof, Net Income and Net Loss, each item thereof and all other items of income, gain, loss and deduction attributable to the transferred interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers, in their reasonable discretion. Solely for purposes of making such allocations, such transfer shall be effective on the first day of the calendar month immediately following the date of such assignment or transfer. All distributions on or before the effective date of a transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

3.5            Allocation of Taxable Income or Loss.

(a)            Subject to Section 3.5(b) hereof, in any Fiscal Year, items of Taxable Income or Taxable Loss shall be allocated to the Members, solely for Federal income tax purposes, in an amount equal to such Member’s share of the corresponding items of Net Income or Net Loss, as the case may be, allocated in accordance with Sections 3.1, 3.2, 3.3 and 3.4 hereof.

(b)            Income, gain, loss or deduction with respect to property contributed to the Company shall be allocated for Federal income tax purposes among the Members in accordance with the provisions of Section 704(c) of the Code (and the Treasury Regulations thereunder), using any allocation method described in the regulations under Section 704(c) of the Code chosen by the Board of Managers, in their discretion. The Capital Accounts of the Members shall not be adjusted to reflect any item of income, gain, loss or deduction attributable to the difference between the basis for Federal income tax purposes of such property as of the date of such contribution and the fair market value of such property credited to the Capital Account of such Member by reason of such contribution.

(c)            If the Asset Value of any property of the Company is adjusted so as to differ from its adjusted basis for Federal income tax purposes, subsequent allocations of income, gain, loss and deduction (and any item thereof) with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and the Asset Value in the same manner as under Code Section 704(c) and the applicable Treasury Regulations thereunder.

(d)            Allocations pursuant to this Section 3.5 are solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss or other items, or distributions pursuant to any provision of this Agreement.

(e)            If any fees paid to a Member are determined to be a distribution by the Company for Federal income tax purposes, any resulting increase in Taxable Income or decrease in Taxable Loss in an amount equal to such fees shall be allocated to such Member. To the extent that any distribution to a Member is determined for Federal income tax purposes to be a fee paid to such Member, such Member’s allocated share of Taxable Loss shall be increased, or its share of Taxable Income reduced, by an amount equal to such distribution.

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3.6            Depreciation Recapture. To the extent the Company recognizes gain as a result of a sale, exchange or other disposition of assets which is taxable as ordinary income pursuant to Code Section 1245 or Code Section 1250, such ordinary income shall be allocated for Federal income tax purposes among the Common Members in the same proportion as the Depreciation giving rise to such ordinary income was allocable among the Common Members. In no event, however, shall any Common Member be allocated ordinary income hereunder in excess of the amount of gain allocated to such Member under this Agreement.

ARTICLE IV

DISTRIBUTIONS

4.1            Distributions. For each Fiscal Year, the Company shall make the following distributions, out of Available Funds, to the Members as follows:

(a)            Tax Distributions.

(i)            Notwithstanding anything herein to the contrary, during each Fiscal Year or within ninety (90) days thereafter, to the extent of Available Funds and to the extent permitted by the LLC Act, the Company shall, before any distributions are made under Section 4.1(b), distribute, in cash, to each Member an amount sufficient to enable such Member to satisfy such Member’s federal, state and local tax liabilities attributable to the items of income, gain, loss or deduction allocated to such Member by the Company with respect to such Fiscal Year. The amount to be distributed shall be determined by the Board in consultation with the Company’s accountants and shall be computed for each Member (i) as if such Member were taxable at the highest applicable federal, state and local income Tax rates applicable to an individual domiciled in New York City, New York; provided that such rate may be increased or decreased from time to time as reasonably determined by the Board to take into account increases or decreases in applicable federal, state and local income tax rates for such location; (ii) as if allocations from the Company were, for such year, the sole source of income and loss for such Member (but determined without regard to allocations of any Company items deductible by individuals only under Code Section 212); and (iii) without regard to the carryover of items of loss, deduction and expense previously allocated by the Company to such Member. The Board may cause the Company to make tax distributions to Members during any year to cover estimated Taxes based on good-faith estimates of their respective tax liabilities attributable to Company tax items for such year.

(ii)           Any distributions under Section 4.1(a)(i) to, and any Underpayment Amount required by law to be withheld or paid by the Company with respect to or on behalf of or that is otherwise allocable to, a Member shall be treated as an advance and offset against and shall reduce any amount otherwise distributable to a Member under Section 4.1(b). Promptly upon demand from the Company, a Member shall pay to the Company an amount equal to any Underpayment Amount (to the extent not previously offset against any distributions under Section 4.1(b) or otherwise reimbursed to the Company by the Member) that the Company has withheld or paid with respect to such Member.

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(b)            Available Funds Distributions.

(i)            First, to the Preferred Members, in accordance with their respective Preferred Member Pro Rata Interests, until each Preferred Member has received an amount equal to the Preferred Return of such Preferred Member;

(ii)           Second, to the Preferred Members, pro rata in accordance with their respective amounts of Unreturned Preferred Capital, until the Unreturned Preferred Capital of each Preferred Member equals zero;

(iii)          Third, to the Common Members, in accordance with their respective Common Member Pro Rata Interests.

4.2            Restriction on Distributions. Notwithstanding any other provision in this Agreement, no distribution may be made by the Company to any Member in violation of the LLC Act.

4.3            Passed Distributions. If any Member assigns all or part of its interest in the Company in accordance with Section 10.1 of this Agreement, unless otherwise agreed by the assigning Member and the assignee, the assignee shall be entitled to receive, to the extent of the interest in the Company assigned, the amount of any distributions required to be made to the assigning Member under Section 4.1 of this Agreement that were not actually made prior to the date of the assignment (“passed distributions”), when such passed distributions are made by the Company.

ARTICLE V

MEMBERS

5.1            Powers of Members. No Member shall, in its capacity as a Member of the Company, transact any business for the Company or have the power to act for or bind the Company, all such powers being vested solely and exclusively in the Board of Managers. The possession or exercise by a Member of its rights under Section 6.6 or 12.3 hereof shall not constitute a violation of this Section. Except as otherwise provided in this Agreement, Membership Interests held by Common Members and Preferred Members shall be identical in every respect and shall be entitled to the same rights, benefits, duties and obligations.

5.2            Meetings of Members.

(a)            Meetings of the Members may be called by the Board of Managers and shall be called upon the written request of any Member not more than once per fiscal quarter. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than five (5) days or more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. A quorum shall be present at a meeting of Members if the holders of (i) a majority of the Preferred Member Pro Rata Interests and (ii) a majority of the Common Member Pro Rata Interests are represented at the meeting in person or by proxy. Whenever the vote or consent of Members is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 5.2. Except as otherwise expressly provided in this Agreement, the vote of the Members holding (a) a majority of the Preferred Member Pro Rata Interests and (b) a majority of the Common Member Pro Rata Interests at a meeting of Members at which a quorum is present shall be required to constitute the act of the Members (it being understood and agreed that any failure to vote by a Member or abstention from voting by a Member shall be deemed in all cases to be a vote by such Member against such act).

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(b)            For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Board of Managers or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.

(c)            Each Member may authorize any Person or Persons to act for it by proxy on all matters on which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(d)            Each meeting of Members shall be conducted by the Board of Managers or such other Person that the Board of Managers may appoint.

(e)            The approval or consent of any Member required under this Agreement, except as expressly provided to the contrary in this Agreement, may be given or withheld in the sole and absolute discretion of such Member. If the Board of Managers receives the necessary approval or consent of the Members to such action, the Board of Managers shall be authorized and empowered to implement such action as approved by the Members without further authorization by such Members; provided, however, that prior to the implementation of any such action, the Board of Managers shall provide each Member with at least ten (10) days prior written notice thereof; provided, further, however, that to the extent any such action to be taken by the Board of Managers deviates in any material respect from the action approved by the Members, such action by the Board of Managers shall require the further approval of the Members.

(f)            Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members that would be necessary to take such action at a meeting at which the holders of all Members entitled to vote on the action were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent, to the extent permitted hereunder, shall be given to those Members who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided in this section. The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its principal place of business.

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(g)            Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VI

MANAGEMENT

6.1            Board of Managers; Election.

(a)            Except as otherwise specifically provided in this Agreement (including matters as to which the approval of the Members is required by this Agreement), the business, property and affairs of the Company shall be managed by the Board of Managers. The Board of Managers shall have all of the rights and powers of Managers as provided in the LLC Act and as otherwise provided by law and shall have the full, complete and exclusive right, power and authority to do on behalf of the Company all things which, in its judgment, are necessary or desirable to carry out the aforementioned duties and responsibilities as set forth in this Agreement or as required by law, subject to the provisions of this Article VI. Approval by or action taken by the Board of Managers in accordance with this Agreement shall constitute approval or action by the Company and shall be binding on the Members. No Manager, solely in his or her capacity as such, shall have any power to act for, sign for or do any act that would bind the Company, unless authorized by the Board of Managers with respect to a specific action.

(b)            During the term of this Agreement, there shall be five (5) Managers of the Company, selected as set forth in Section 6.1(c) below. At each meeting of the Members of the Company for the election of Managers, the Members shall vote all Membership Interests held by them for the election of the five (5) persons nominated pursuant to Section 6.1(c).

(c)            During the term of this Agreement, but subject to Section 6.1(h), Managers shall be nominated by the Members as follows: the nominees for Managers shall be (i) three (3) persons nominated by Lorraine, and (ii) two (2) persons nominated by Regional. The three (3) initial persons nominated by Lorraine are William J. Maggio, Justin M. Reich and Richard F. Gioia. The two (2) initial persons nominated by Regional are Louis Joseph and Fred DiSanto.

(d)            During the term of this Agreement, should a vacancy in the Board of Managers be caused by death, resignation, removal or any other reason, each of the Members agrees to vote all Membership Interests owned by such Member as follows: (i) in the case of a vacancy of a Manager previously nominated under Section 6.1(c)(i), the nominee selected by Lorraine, and (ii) in the event of a vacancy of a Manager previously nominated under Section 6.1(c)(ii), the nominee selected by Regional.

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(e)            If at any time any Member proposes to remove any Manager who was nominated by such Member as provided in Section 6.1(c) hereof, each Member agrees to vote all of the Membership Interests owned by such Member for such removal if removal has been approved by the Persons who would be entitled to fill a vacancy pursuant to Section 6.1(d) hereof.

(f)            Notwithstanding any reference herein to votes cast at a meeting of the Members, Managers may be chosen for nomination by the Members acting by written consent without a meeting, and Managers may be elected by the Members acting by written consent without a meeting to the extent permitted by law; provided, however, that nothing in this Section 6.1(f) shall authorize the nomination, election or removal of Managers other than in accordance with the provisions of this Section 6.1.

(g)            The Board of Managers shall appoint a Chairman who shall preside over the meetings of the Board of Managers and carry out such other responsibilities as are customarily exercised by a Chairman. The initial Chairman shall be William J. Maggio. The Chairman shall have no greater authority than any other Manager.

(h)            Notwithstanding anything to the contrary contained in this Agreement, in the event the Management Services Agreement is terminated for any reason and all of the Membership Interests of the Lorraine Parties are redeemed in accordance with the provisions of Section 10.6 hereof, Regional will be entitled to remove all of the Managers nominated by Lorraine from the Board of Managers, and Regional will have the sole right to nominate and remove all of the members of the Board of Managers and to fill all vacancies occurring on the Board of Managers for any reason, provided, however that the removal of the Managers nominated by Lorraine shall only become effective upon the redemption of all of the Membership Interests of the Lorraine Parties in accordance with the provisions of Section 10.6, and in the event the Management Services Agreement is terminated for any reason and the Lorraine Parties’ Membership Interests are not redeemed in accordance with the provisions of Section 10.6 hereof, Lorraine shall retain the sole right to appoint and maintain two (2) Managers on the Board of Managers and shall cause the third Manager appointed by Lorraine to resign from the Board, and Regional will have the sole right to appoint and maintain three (3) Managers on the Board, provided, further that Lorraine shall retain the right appoint three (3) Managers if the Lorraine Parties’ Membership Interests are not redeemed as a result of any breach of the provisions of Section 10.6 by the Company or Regional. In any of the foregoing cases, any provision in this Agreement (including, without limitation, Section 6.6) that requires the consent or approval of each of the Members will no longer require the consent or approval of the Lorraine Parties.

6.2            Notice of Board of Managers Meetings; Location; Waiver of Notice. Regular meetings of the Board of Managers will be held at least once per calendar quarter at the offices of the Company at such time as may be fixed by the Board of Managers, or at such other times and places as may be fixed by the Board of Managers, upon at least seven (7) days’ prior written notice to the Managers. Special meetings of the Board of Managers may be called by the Chairman or by any Manager upon at least seven (7) days’ prior written notice to the other Managers, which notice shall identify the purpose of the special meeting and the business to be transacted. Notice of meeting may be waived before or after a meeting by a written waiver of notice signed by the Manager entitled to notice. Managers may participate in any Board of Managers meeting by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting. A Manager’s attendance at a meeting shall constitute waiver of notice unless the Manager states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened.

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6.3            Quorum; Approvals; Written Action.

(a)            The presence in person or by proxy of a majority of the entire Board of Managers (which must include at least one Manager nominated by Regional) shall constitute a quorum for the transaction of business at a meeting of the Board of Managers; provided, however, that if a quorum is not present at a meeting of the Board of Managers because no Manager nominated by Regional is present at such meeting, a new meeting of the Board of Managers will be held upon proper notice, and it shall not be necessary for a Manager nominated by Regional to be present in order for there to be a quorum at such new meeting. Each Manager shall have a single vote. The vote of a majority of the Managers present at the time of the vote, if a quorum is present at that time, shall constitute an act of and approval by the Board of Managers, except for such actions as to which a higher than majority vote is required pursuant to the provisions of this Agreement. The Board of Managers may act without a meeting if the action taken is approved in writing by the unanimous consent of all Managers. The Board of Managers shall cause written minutes to be prepared of all action taken by the Board of Managers and shall cause a copy thereof to be delivered to each Manager.

(b)            Subject to the provisions of Section 6.6 hereof, the Board of Managers may enter into, amend or modify any agreement, understanding or arrangement or otherwise enter into any transaction (including loans) in which any Member or any Affiliate of any Member has a direct or indirect interest, provided that such agreement, understanding or arrangement shall be on terms which are no less favorable to the Company than those which would have been obtained if such agreement, understanding or arrangement had been entered into with an unrelated third party.

6.4            Powers, Rights and Duties of the Board of Managers. Subject to the provisions of Section 6.6 hereof, the Board of Managers shall have the full, exclusive and complete authority and discretion in the management, control and operation of the business of the Company and shall make all decisions affecting the business of the Company. Subject to the provisions of Section 6.6 hereof, the Board of Managers shall have all the rights, powers and duties generally conferred upon managers of a limited liability company by law and that are necessary, advisable or consistent with the purposes of the Company and the management of Company affairs in accordance with this Agreement, including but not limited to the following:

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(a)            To make, execute, acknowledge, deliver, file and/or record such certificates, instruments and documents as may be required by, or which the Board of Managers may deem appropriate under, the laws or regulations of any state, municipality or government in connection with the business and affairs of the Company;

(b)            To supervise the business of the Company and to expend Company funds in furtherance of the purposes of the Company;

(c)            To consummate any Acquisition with a purchase price less than $500,000;

(d)            To make investments or enter into a joint venture or partnership with an investment or contribution amount less than $500,000 per transaction or series of related transactions;

(e)            To acquire and enter into any contract of insurance necessary and proper for the protection of the Company, for the conservation of its assets, or for any other purpose convenient or beneficial to the Company;

(f)            To employ attorneys and accountants, at the Company’s expense, to advise and perform services for the Company, and to designate and change from time to time the agent for acceptance of service of process of the Company; and

(g)            To file such reports and take such action as may be required by any governmental authority having jurisdiction over the business of the Company.

6.5            Compensation of Managers. No Manager shall be compensated for his services as a Manager but each Manager and Observer (as defined below) shall be reimbursed for his reasonable and necessary out-of-pocket expenses incurred in connection with attending meetings of the Board of Managers.

6.6            Limitations on Actions. Notwithstanding any other provision of this Agreement, neither the Company nor the Board of Managers on behalf of the Company shall, without the prior written consent of each of the Members:

(i)            cause the Company to lose its status as a partnership for United States federal income tax purposes or cause the Company to be considered a publicly traded partnership under §7704(b) of the Code;

(ii)           settle, or confess a judgment against the Company in connection with, any threatened or pending legal action;

(iii)          amend the Management Services Agreement;

(iv)          enter into or modify any agreement or transaction with any Covered Person;

(v)           create, authorize, issue or sell (A) any Membership Interests or other equity interests of the Company, (B) any obligation or security convertible into or exchangeable for any Membership Interests or other equity interests of the Company or (C) any options, warrants or other rights to acquire any Membership Interests or other equity interests of the Company;

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(vi)          make any distribution of Company property to the Members other than in cash;

(vii)         file or consent to the filing of any petition, either voluntary or involuntary, under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make any assignment for the benefit of creditors;

(viii)        effect the dissolution or liquidation of the Company;

(ix)            incur, assume, modify or refinance any indebtedness, or any guarantee thereof (specifically excluding any working capital line of credit established by the Company from time to time (including as contemplated by clause (B) below) up to an aggregate principal amount of $500,000, other than (A) trade credit incurred in the ordinary course of business and (B) the indebtedness of the Company incurred on or about the date hereof in connection with the purchase of the Operations and the assets of BRJ;

(x)           enter into or consummate any Acquisition with a purchase price equal to or in excess of $500,000;

(xi)          make any investment or enter into any joint venture or partnership with an investment or contribution amount equal to or in excess of $500,000 per transaction or series of related transactions;

(xii)         subject to the provisions of Section 6.7 below, enter into or consummate any Company Sale;

(xiii)        subject to the provisions of Section 6.7 below, transfer any assets having a fair market value equal to or in excess of $500,000 per transaction or series of related transactions, other than in the ordinary course of business;

(xiv)        subject to the provisions of Sections 6.7 and 10.6 below, purchase, redeem, retire or otherwise acquire any equity interests of the Company or any obligation or security convertible or exchangeable into, or exercisable for, any such equity interests;

(xv)         amend or modify the purpose or Operations of the Company as set forth in Section 1.4;

(xvi)        materially change or modify any accounting or tax practice or procedure of the Company;

(xvii)       create a subsidiary of the Company;

(xviii)      admit a new member to the Company, other than a Permitted Transferee;

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(xix)         amend, modify, supplement, alter, terminate, waive or repeal any provision in the Certificate or this Agreement that would adversely affect the rights of Preferred Members or Common Members (in each case including in connection with any merger, consolidation, business combination or other extraordinary corporate transaction); or

(xx)          increase or decrease the authorized number of Managers constituting the Board of Managers.

6.7            Consent to Company Sale.

(a)            In the event that, on or after November 1, 2018, Lorraine identifies a Qualified Offer, Lorraine shall provide Regional a fully executed letter of intent for such Qualified Offer (which shall include the proposed form and amount of consideration and other material terms and conditions of the Company Sale) and Regional shall have a period of ten (10) Business Days (the “Consent Notice Period”) to notify Lorraine in writing either:

(i)            that Regional will provide its consent to the Company Sale described in the Qualified Offer under Sections 6.6(xii), 6.6(xiii) and/or 6.6(xiv) above (a “Consent Notice”);

(ii)           that Regional will withhold its consent to the Company Sale set forth in the Qualified Offer under Section 6.6(xii), 6.6(xiii) and/or 6.6(xiv) above (a “Consent Withhold Notice”) (it being understood that a failure by Regional to provide a Consent Notice by the expiration of the Consent Notice Period shall be deemed to be notice that Regional will provide consent to the Company Sale described in the Qualified Offer); or

(iii)          that Regional will purchase, or cause the Company to purchase, all of Lorraine’s Membership Interests and BRJ Partners’ Membership Interests (the “Repurchase Right”) for the value Lorraine and BRJ Partners (collectively, the “Lorraine Parties”), respectively, would receive for their Membership Interests in connection with closing of the Qualified Offer pursuant to Section 8.6 and the other applicable provisions hereof (a “Repurchase Notice”).

If Regional issues a Repurchase Notice, Regional shall, within thirty (30) days of the issuance thereof (the “Repurchase Period”) pay or cause the Company to pay the Lorraine Parties the amount the Lorraine Parties would have, respectively, received for their respective Membership Interests pursuant to Section 8.6 and the other applicable provisions hereof had the Qualified Offer closed in accordance with the terms thereof (the “Repurchase Price”). In addition, Regional shall pay any reasonable, documented, out-of-pocket expenses of, and/or break-up fees (not exceeding two percent (2%) of the purchase price for the Company Sale set forth in the Qualified Offer) payable to the seller to the extent required by the transaction documents of the Qualified Offer, promptly, upon request therefor. Once exercised, the Repurchase Right shall be irrevocable and Regional shall have the absolute and unconditional obligation to pay, or cause the Company to pay, the Lorraine Parties the Repurchase Price. If the Lorraine Parties have not been paid the amount of the Repurchase Price within thirty (30) days of the date of the Repurchase Notice, the Lorraine Parties shall also become entitled to receive, in addition to the Repurchase Price, (i) an amount equal to the accrued interest on the Repurchase Price at the Default Rate (compounded quarterly), measured from the date due to and including the date of payment in full of the Repurchase Price and such additional accrued amount, (ii) a penalty equal to 3% of the Repurchase Price and (iii) an amount equal to the amount of any reasonable, documented, out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees incurred to enforce the collection of the Repurchase Price and any amount of default interest accrued thereon. The Lorraine Parties will take, and cause the Managers nominated by Lorraine to take, all actions and will do, and cause the Managers nominated by Lorraine to do, all things necessary, proper or advisable to consummate the repurchase of the Lorraine Parties’ Membership Interests in accordance with this Section 6.7. The repurchase of the Lorraine Parties’ Membership Interests will be subject to (x) the resignation of all of Lorraine’s nominees from the Board of Managers, (y) the termination of any and all agreements between the Company, on the one hand, and any of the Lorraine Parties or any of their respective Affiliates, on the other hand, including the Management Services Agreement, and (z) the execution by the Company, on the one hand, and the Lorraine Parties, on the other hand, of purchase documentation (containing customary representations and warranties from the Lorraine Parties regarding such sale (including non-contravention, and ownership of, and authority to sell, such Membership Interests free and clear of all liens, encumbrances and adverse claims of any nature whatsoever)), a non-competition and non-solicitation agreement, and a general release and discharge of the Company, its Affiliates and all present and former directors, officers, managers, members, agents, representatives, employees, their respective successors and assigns and their respective direct or indirect equity holders, each in form and substance reasonably satisfactory to Regional and Lorraine.

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(b)            During the Repurchase Period, Lorraine hereby agrees to conduct the Operations in the ordinary course of business consistent with the historical practices of the Company and to consult with, and cause the Managers designated by Lorraine to consult with, Regional and to obtain Regional’s consent on any material changes related to the Operations. Unless extended in writing by Lorraine, the rights conferred on Regional under this Section 6.7(b) shall automatically terminate thirty (30) days after the issuance of a Repurchase Notice.

(c)            From and after the expiration of the Consent Notice Period, if Regional has not exercised its Repurchase Right or has not delivered a Consent Withhold Notice (the “Sale Process Period”), the Board of Managers and the Company shall commence negotiations and activities directed at closing the Company Sale described in the Qualified Offer (the “Sale Process”). Throughout the Sale Process, Lorraine will provide Regional with periodic updates about the status of the Sale Process and the Company Sale, such updates to include notifications concerning any material developments with respect to the negotiation of the Company Sale. In addition, from and after the commencement of the Sale Process Period through the closing of the Company Sale, (i) in the case of a Company Sale structured as a sale of securities or other equity interests, Regional shall have the obligation to sell its Membership Interests, free and clear of any liens, encumbrances or adverse claims of any nature, on the terms and conditions of the Company Sale and (ii) Regional shall vote for, consent to and raise no objections to such Company Sale and shall take such other necessary or desirable actions in connection with the consummation of such Company Sale as reasonably requested by Lorraine, including executing and delivering such documents as are necessary or appropriate to effectuate the Company Sale and which the Lorraine Parties have also agreed to execute and deliver, and shall not bring any claim against the Company or any of its Affiliates or Lorraine, the Lorraine Parties or any of their Affiliates, or any of their respective officers, directors, members, managers, partners, stockholders, employees, agents, advisors or representatives with respect to the Company Sale, or contest or seek to enjoin the Company Sale, or seek appraisal, dissenters or other similar rights with respect thereto. If any Member is given an option as to the form of consideration to be received, each Member of the same class or series will be given the same option.

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(d)            Notwithstanding anything to the contrary contained in the foregoing:

(i)            for a period of thirty (30) days after the commencement of the Sale Process Period, Regional may issue a Repurchase Notice. If Regional issues a Repurchase Notice after the commencement of a Sale Process, the terms set forth in Section 6.7(a)(iii) above shall apply, provided, however that the Repurchase Price shall be due and payable within five (5) Business Days of the issuance of the Repurchase Notice.

(ii)           if any of the material terms of the proposed Company Sale are re-negotiated or changed in any material respect that adversely affects the value of the Qualified Offer to the Members, and if Lorraine desires to pursue such Company Sale, then Lorraine must deliver to Regional a revised Qualified Offer, triggering a new Consent Notice Period with respect to such revised Qualified Offer, and the provisions of this Section 6.7 will apply anew to such revised Qualified Offer (and any Sale Process then being conducted with respect to any prior Qualified Offer will be terminated).

(iii)          no Member will be obligated to execute and deliver any document which requires such Member to be obligated for any indemnification obligations other than (A) an obligation to join on a pro rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds received by the Members in such Company Sale, in any indemnification obligations and (B) indemnification with respect to representations and warranties given by such Member regarding such Member’s ownership of Membership Interests and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims; provided, however, that the aggregate indemnification obligations of a Member shall not exceed the amount of net proceeds actually received by such Member in such Company Sale.

(e)            The terms and provisions of this Section 6.7 shall not constitute a proposed transfer for the purposes of Sections 10.4 or 10.5 and the provisions set forth in those Sections of this Agreement and the time periods set forth therein shall not apply upon Lorraine’s initiation of a Company Sale pursuant to a Qualified Offer.

6.8            Executive Officers.

(a)            The Board of Managers shall appoint a President (the “President”), who will manage the day to day affairs of the Company. The initial President shall be William A. Harfosh. In the event of his death, retirement, resignation, termination or inability to serve, a successor President shall be appointed by the Board of Managers.

(b)            The Board of Managers may appoint a Chief Executive Officer, Executive Vice President, one or more Vice Presidents, a Treasurer and a Secretary, and may appoint one or more Assistant Secretaries and/or Assistant Treasurers (together with the President, each an “Executive Officer”) with such duties as may be established by the Board of Managers.

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(c)            Each officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. Any officer may be removed as such, either with or without cause, by the Board of Managers. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

6.9            Partnership Representative. The partnership representative (the “Partnership Representative”) shall act (i) with respect to a Transition Year, as the “tax matters partner” within the meaning of Code Section 6231(a)(7) (as in effect with respect to the Transition Year), (ii) with respect to a Non-Transition Year, as the “partnership representative” within the meaning of Code Section 6223 (as in effect with respect to the Non-Transition Year) and/or (iii) with respect to any Fiscal Year for purposes of a state tax, in a capacity similar to any of the foregoing positions for purposes of the state tax. No more than one Person at any time may serve as the Partnership Representative with respect to the same tax in the same Fiscal Year. No Person shall be selected as the Partnership Representative with respect to a Fiscal Year, unless (x) for federal income tax purposes in the case of a Transition Year, such Person is qualified to serve as the “tax matters partner” within the meaning of Code Section 6231(a)(7) (as in effect with respect to the Transition Year), (y) for federal income tax purposes in the case of a Non-Transition Year, such Person is qualified to serve as the “partnership representative” within the meaning of Code Section 6223 (as in effect with respect to the Non-Transition Year) and (z) in the case of any state tax for any Fiscal Year, such Person is qualified to serve in the requisite capacity under the state tax. During any time that a Partnership Representative is not also a Manager, the Partnership Representative shall act at all times only under the supervision of and at the direction of the Board and, except as otherwise provided in this Agreement, the Partnership Representative shall not and shall not have the authority to bind the Company, any Manager, any Member or any officer in any proceeding.

6.10            Board Observers. Each of Brian Hopkins, Jeff Anderson and Carl Grassi shall be entitled to attend each meeting of the Board of Managers as an observer (each, an “Observer”). The Company shall provide to each Observer copies of all notices, minutes, consents and other materials, financial and otherwise, provided to the Board of Managers. Each Observer may, at his option, attend any meeting of the Board of Managers by means of conference telephone or similar communications equipment, but shall not have the right to vote with the Board on any matter.

ARTICLE VII

OPERATION OF THE COMPANY

7.1            Books of Account. The Company shall maintain its books and records on a full accrual basis of accounting in accordance with generally accepted accounting principles consistently applied.

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7.2            Reports.

(a)            Within thirty (30) days after the end of each quarter of the Fiscal Year, there shall be prepared and delivered to each Member an unaudited balance sheet, income statement and statement of cash flows of the Company showing the financial position of the Company as of the end of such quarter, its results of operations during such quarter and for the portion of the Fiscal Year then ended, and its cash flows for the portion of the Fiscal Year then ended, and stating in comparative form the figures as of the end of and for the comparable periods in the prior Fiscal Year.

(b)            Within seventy-five (75) days after the end of each Fiscal Year, the Company shall deliver to each Member (i) financial statements for the Company as of the end of and for such Fiscal Year, audited by the Company’s independent certified public accountants, consisting of a balance sheet, income statement, and statements of cash flows and members’ equity as of the end of and for such Fiscal Year, showing the computation and allocation of Net Income and Net Losses and stating in comparative form the figures as of the end of and for the prior Fiscal Year, (ii) the amount of the distributions to the Members and the effect of such distributions on the balance sheet of the Company, and (iii) a statement of such Member’s Capital Account, including such Member’s allocation and share of Net Income and Net Loss and any special allocations for such Fiscal Year.

(c)            As soon as available, but in any event not later than thirty (30) days prior to the beginning of each Fiscal Year of the Company, the business plan and projections of the Company for such Fiscal Year and a capital budget and operating budget, calculated monthly, for such Fiscal Year, each as approved by the Board of Managers, and any updates or revisions as soon as available.

(d)            From time to time, and promptly, such additional information and financial data regarding the results of operations, financial condition, business or affairs of the Company, which any Member may reasonably request.

The annual and quarterly financial information referred to in paragraphs (a) and (b) above will be prepared in accordance with United States generally accepted accounting principles consistently applied and will be prepared on a consolidated basis, to the extent applicable.

7.3            Access to Books. The books and records of the Company shall be available to each Member or its representatives for inspection and audit (at its own expense) during normal business hours at the principal office of the Company. The Board of Managers shall request the Company’s independent certified public accountants to cooperate in any such inspection and audit and to provide any of their work papers requested in connection therewith, all at the cost and expense of such Member.

7.4            Bank Accounts. The operating bank accounts of the Company shall be maintained in such bank or banks as may be designated by the Board of Managers and withdrawals from said accounts shall be made as the Board of Managers may determine. There shall be no commingling of the moneys or funds of the Company with moneys or funds of any Member or any other Person (other than with moneys or funds of corporations or other entities wholly owned by the Company).

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7.5            Tax Filings, Elections and Cooperation.

(a)            Except as otherwise set forth herein, the Company shall properly prepare and timely file or shall cause to be properly prepared and timely filed all tax returns required to be filed for or on behalf of the Company, which tax returns shall be prepared, except as otherwise provided herein, in such manner (including, but not limited to, the making of any election or the taking of any position, subject to the provisions of Section 6.6) as the Board of Managers may determine in good faith to be in the best interests of the Members. Unless otherwise required by applicable law, the Company shall use the Fiscal Year as the tax period on all income tax returns.

(b)            The Company shall (i) use reasonable efforts to cause to be delivered within seventy-five (75) days after the end of each Fiscal Year (but in no event later than ninety (90) days following each such Fiscal Year), a Schedule K-1 with respect to each such Fiscal Year to each Person that was a Member at any time during each such Fiscal Year; and (ii) make available to each Member such other information as may be necessary for the preparation of any tax return for or including such Member or the making of any estimated tax payment for on behalf of such Member (or if such Member is a flow-through entity for federal income tax purposes, its direct or indirect owners).

(c)            With respect to each Non-Transition Year, to the maximum extent permitted by the Code, the Treasury Regulations and other applicable law, the Company shall make or cause to be made and shall maintain or cause to be maintained the following elections:

(i)            in the case of any Non-Transition Year with respect to which the Company is eligible to make an election under Code Section 6221(b), an election to apply Code Section 6221(b), and

(ii)           in the case of any Non-Transition Year with respect to which the Company fails or is ineligible to make an election under Code Section 6221(b), an election to apply Code Section 6226.

(d)            With respect to each Non-Transition Year, subject to the provisions of Section 6.6, the Company shall take and shall cause to be taken any and all actions (including, but not limited to, the providing of all notices required under Code Section 6221(b)(1)(E) and all statements required under Code Section 6226(a)(2)) necessary to allow the making and maintenance of any election in accordance with Section 7.5(c). As determined by the Board in good faith, the Company may apply any reasonable method for the purpose of determining (i) a Member’s share of any adjustment described in Code Section 6226(a)(2) (including, but not limited to, for the purpose of providing any statement described in Code Section 6226(a)(2)) or for any other tax purpose or (ii) the extent to which any Underpayment Amount has been withheld or paid by the Company with respect to or on behalf of or is otherwise attributable to a Member. Any determination under the preceding sentence shall be final and binding on the Company and all Members and neither the Company nor any Member shall take any position for any purpose that is inconsistent with such determination.

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(e)            To the extent permitted by a state tax, the Company shall take such actions as may be reasonably necessary to reduce, prevent or otherwise mitigate the Company’s liability for any Underpayment Amount under the state tax, including, but not limited to, making elections similar to and in the same order of preference as the elections described in each of Section 7.5(c) and Section 7.5(d).

(f)            As determined by the Board in its reasonable discretion, the Company may elect in a timely manner pursuant to Code Section 754 and pursuant to any corresponding provisions of applicable state and local tax laws to adjust the bases of the assets of the Company pursuant to Code Sections 734 and 743 and pursuant to any corresponding provisions of applicable state and local tax laws.

(g)            Neither the Company, any Manager, any officer, nor any Member shall take any action (including, but not limited to, the filing of any tax return or the making of any election on or in connection with any tax return) or permit or cause any action to be taken by or on behalf of the Company that would cause or otherwise result in:

(i)            the classification of the Company or any of its Affiliates as an association taxable as a corporation for any income tax purpose,

(ii)           the exclusion of the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of other applicable tax law,

(iii)          the taking by any Member of any position for any purpose that is inconsistent with the treatment of such position on any U.S. federal income tax return of the Company or any of its Affiliates,

(iv)          in the case of a Transition Year, the application of all or any portion of any of Code Sections 6221 through 6241, as in effect with respect to any Non-Transition Year, and

(v)          in the case of a Non-Transition Year, the amendment, revocation, lapse or termination of any election under Code Section 6221(b) or Code Section 6226, each as in effect with respect to the Non-Transition Year.

(h)            When and as requested by the Company, each Member, at the Member’s own expense, shall preserve and furnish to the Company all documents and information (including, but not limited to, any change in mailing address or other contact information, any change in residency for any tax purpose, and any social security, employer identification or other taxpayer identification number), and shall take such other action (including, but not limited to, a Member’s filing of one or more amended tax returns) as may be necessary to enable the Company (or any Person on behalf of the Company) to (i) prepare, amend and/or file any tax return (including, but not limited to, any making, amendment, rescission or revocation of any election on or with respect to any tax return, subject to the provisions of Section 6.6), (ii) eliminate, settle, limit, reduce, modify or otherwise determine any liability for any Underpayment Amount (including, but not limited to, any “imputed underpayment amount” under Code Section 6225(c)), (iii) register to do business, collect tax, or comply with any similar prerequisite to doing business or conducting any other activity in any jurisdiction, or (iv) pursue, defend, settle or otherwise respond to any proceeding. In the case of any Non-Transition Year with respect to which an election under Code Section 6226 (or under any other similar or corresponding provisions of any state tax) is or will be in effect, each Member shall comply with all provisions of Code Section 6226 (and any other similar or corresponding provisions of any state tax), including, but not limited to, taking such Member’s share of any adjustment under Code Section 6226 into account on any separate tax return of such Member, the amendment of all tax returns affected by such adjustment, and the payment of any increased or additional tax resulting therefrom.

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(i)            No Member shall take any action (including, but not limited to, converting from an entity described in Code Section 6221(b)(1)(C) to an entity not described in Code Section 6221(b)(1)(C) and any gift, bequest or other Transfer) that, either alone or in conjunction with any other action or other circumstance, can or will revoke, amend, terminate or otherwise adversely affect any election under Code Section 6221(b) or the Company’s present or future ability or eligibility to make any election under Code Section 6221(b).

7.6            Partnership Representative.

(a)            This Section 7.6 shall only apply with respect to Non-Transition Years and to any tax proceedings for any Non-Transition Year.

(b)            The Partnership Representative shall serve as the “partnership representative” within the meaning of Code Section 6223 and, if and to the extent permitted by an applicable state tax, as the “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of such state tax. If the Partnership Representative for federal income tax purposes cannot also serve in the capacity of a “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of a state tax, the Partnership Representative designated by the Board for purposes of such state tax shall act in such capacity for purposes of such state tax (and only for purposes of such state tax).

(c)            Within ten (10) days after the receipt of any notice from the Internal Revenue Service (or other tax authority) relating to any tax proceeding, the Company shall mail or cause to be mailed a copy of such notice to each Member. Thereafter, the Company shall deliver or cause to be delivered to each Member in writing (or in such other form as may be necessary to preserve any applicable attorney-client privilege) a report setting forth in reasonable detail the status of the tax proceeding, no later than ten (10) days after the close of each calendar quarter or an occurrence of any significant change, progress or other development in the tax proceeding (including, but not limited to, copies of all material written communications relating to the tax proceeding that the Company, any Manager or any officer may send or receive).

(d)            Neither the Company, any Manager nor any officer, either directly or through any of their respective Affiliates, shall take any material direct or indirect action or make any material decision with respect to any tax proceeding, any of Code Sections 6221 through 6241 (as in effect with respect to any Non-Transition Year) or any of Code Sections 6221 through 6234 (as in effect with respect to any Transition Year), unless (i) the Company has first given the Members written notice of the contemplated action or decision at least ten (10) business days prior to the taking such action and (ii) the Company has received the written consent of each of the Members to such contemplated action or decision. Neither the Company, any Manager nor any officer shall bind any Member to a settlement agreement with respect to any tax without first obtaining the written consent of such Member.

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(e)            To the extent permitted by a state tax, the Company shall take such actions as may be reasonably necessary to reduce, prevent or otherwise mitigate the Company’s liability for any Underpayment Amount under the state tax, including, but not limited to, making elections similar to and in the same order of preference as the elections described in each of Section 7.5(c) and Section 7.5(d).

7.7            Tax Matters Partner for Transition Years.

(a)            This Section 7.7 shall apply only with respect to Transition Years and to any tax proceedings for any Transition Year. All Code sections referenced in and other applicable tax law otherwise relating to implementation of this Section 7.7 shall be applied as in effect with respect to a Transition Year.

(b)            The Partnership Representative shall serve as the “tax matters partner” within the meaning of Code Section 6231(a)(7) and, if and to the extent permitted by an applicable state tax, as the “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of such state tax. If the Partnership Representative for federal income tax purposes cannot also serve in the capacity of a “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of a state tax, the Partnership Representative designated by the Board for purposes of such state tax shall act in such capacity for purposes of such state tax (and only for purposes of such state tax).

(c)            Within ten (10) days after the receipt of any notice from the Internal Revenue Service (or other tax authority) relating to any tax proceeding for a Transition Year, the Company shall mail or cause to be mailed a copy of such notice to each Member and shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). Thereafter, the Company shall deliver or cause to be delivered to each Member in writing (or in such other form as may be necessary to preserve any applicable attorney-client privilege) a report setting forth in reasonable detail the status of the tax proceeding, no later than ten (10) days after the close of each calendar quarter or an occurrence of any significant change, progress or other development in the tax proceeding (including, but not limited to, copies of all material written communications relating to the tax proceeding that the Company, any Manager or any officer may send or receive).

(d)            Neither the Company, any Manager nor any officer, either directly or through any of their respective Affiliates, shall take any material direct or indirect action or make any material decision with respect to any tax proceeding, any of Code Sections 6221 through 6241 (as in effect with respect to any Non-Transition Year) or any of Code Sections 6221 through 6234 (as in effect with respect to any Transition Year), unless (i) the Company has first given the Members written notice of the contemplated action or decision at least ten (10) business days prior to the taking such action and (ii) the Company has received the written consent of each of the Members to such contemplated action or decision. Neither the Company, any Manager nor any officer shall bind any Member to a settlement agreement with respect to any tax without first obtaining the written consent of such Member.

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7.8            Survival. If a Person, in whole or in part, makes a Transfer of a Membership Interest or otherwise ceases to be a Member, then such Person shall remain obligated and subject to the terms and conditions of each of Sections 7.5 through 7.8, along with any other provisions of this Agreement necessary or ancillary to implementation of any of Sections 7.5 through 7.8, in the same manner as if such Transfer or cessation never occurred.

ARTICLE VIII

DISSOLUTION; CONTINUATION OF COMPANY

8.1            Dissolution of the Company.

(a)            The happening of any one of the following events shall cause the dissolution of the Company, in which event the Company shall be wound up in accordance with the provisions of this Article VIII:

(i)            the sale, transfer, assignment or other disposition of all or substantially all of the Operations;

(ii)           the agreement in writing by all of the Preferred Members to dissolve the Company; or

(iii)          the entry of an order of a court of competent jurisdiction dissolving the Company.

(b)            In the event of the dissolution of the Company for any reason, the Board of Managers shall proceed promptly and continue with reasonable expedition to wind up the affairs of the Company. The Members shall continue to share Net Income and Net Losses during the period of winding up in accordance with the provisions of Article III hereof and to receive distributions as provided in Section 8.3 hereof. The Board of Managers shall, acting in good faith, determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, having due regard for the activity and condition of the relevant market and general financial and economic conditions (subject, in the case of any dissolution of the Company in circumstances which constitute a Liquidation, to the provisions of Section 8.3 hereof).

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8.2            Continuation. The death, legal incapacity, retirement, resignation, termination of employment, expulsion, bankruptcy or dissolution of a Member shall not cause a dissolution of the Company and in all such events, the Company shall continue. Upon the happening of such an event with respect to any Member, all rights of a Member under this Agreement, including the rights to share in the Net Income and Net Losses of the Company, to receive distributions of Company funds and to assign a Membership Interest, shall devolve on its successors and assigns, subject to the terms and conditions of this Agreement; provided, however, in no event shall any of such successors or assigns (other than a Permitted Transferee) become a substitute Member, except with the consent of the Members as provided in Section 6.6 hereof and the Board of Managers as provided in Section 10.1(b) hereof.

8.3            Distributions on Liquidation.

(a)            Notwithstanding any other provision of this Agreement, in the event of a Liquidation, the Company shall make liquidating distributions within the time period prescribed in, and otherwise in accordance with, the Treasury Regulations under Section 704(b) of the Code. After any Net Income or Net Losses have been allocated pursuant to Section 3.1 and after paying or making reasonable provision for the payment of all debts, liabilities and obligations of and all claims against the Company, all expenses of winding up, and subject to the right of the Board of Managers to set up such reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the remaining assets of the Company shall be distributed, subject to the provisions of Section 8.3(b) hereof, in cash or property, or both, in the discretion of the Board of Managers, to the Members in the same manner as set forth in Section 4.1(b).

(b)            In the case of any Liquidation, the Company shall have the right (in addition to any other rights it may have under this Agreement, the LLC Act or otherwise), to make any liquidating distributions in cash, Company notes or property, or any combination thereof, in the discretion of the Board of Managers; provided that the ratio of cash, notes or other property included as part of any distribution made to Members under this Section 8.3 shall be the same for all Members; and provided, further, that any distribution of notes issued by the Company to any Member hereunder shall bear interest at the rate prescribed by the Treasury Regulations under Section 704(b) of the Code and shall be on terms consistent with the Treasury Regulations under Section 704(b) of the Code.

(c)            To the extent that at the time of payment of any distributions under Section 8.3(a), the amount to be distributed is insufficient to satisfy the entire amounts described in Section 8.3(a), then such funds that are available for distribution shall be distributed in accordance with the priorities set forth in Section 8.3(a). If more than one Member shall be entitled to equal priority with respect to the amount of any distribution, then such funds available for distribution with respect to such priority shall be applied to each Member in proportion to the amount payable to such Member with respect to such priority.

8.4            Termination. The Board of Managers shall have the authority to execute and record any and all documents required in connection with the dissolution, winding up and Termination of the Company.

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8.5            Final Statement. Within a reasonable time following Termination, the Board of Managers shall cause to be supplied to each Member a statement setting forth the assets and liabilities of the Company as of the date of Termination and the distributions made or to be made to each Member as of such date and shall prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to the business transactions effected by or involving the Company during the last Fiscal Year of the Company as shall enable each Member to prepare all its tax returns in accordance with the laws, rules and regulations then prevailing.

8.6            Company Sale. If a Company Sale shall occur, the Company shall cause to be paid to the Members (or their equity holders, as applicable) amounts equal to the amounts they would be entitled to receive pursuant to, and in accordance with, Section 8.3 hereof if the Company liquidated on the date of such Company Sale and had assets equal to the aggregate consideration payable or deliverable in connection with such Company Sale.

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

9.1            Liability.

(a)            Except as otherwise provided by this Agreement or the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)            Except as otherwise expressly required by this Agreement or the LLC Act, a Member, in its capacity as Member, shall have no liability in excess of (i) its Capital Contributions made to the Company, (ii) its obligation to make other payments expressly provided for in this Agreement, and (iii) the amount of any distributions distributed to it in violation of applicable law. Any deficit in a Member’s Capital Account does not have to be restored and shall not be treated as an obligation of the Member for any purpose whatsoever.

9.2            Exculpation.

(a)            No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s actual fraud or willful misconduct with respect to the Company.

(b)            A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

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(c)            No Manager shall be liable to any Member for (i) any action lawfully taken or omitted to be taken by him in accordance with this Agreement, or (ii) any action taken or omitted to be taken by him at, and in accordance with, the direction of the required Membership Interests of the Members.

9.3            Duties and Liabilities of Covered Persons.

(a)            To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement or the LLC Act, to the fullest extent permitted by law, the Company and the Members hereby eliminate any and all fiduciary duties stated or implied by applicable law or equity that any Covered Person may have (in such capacity) to any other Covered Person (in such capacity) or the Company (including in connection with the exercise of rights hereunder).

(b)            The Members expressly acknowledge and agree that no Covered Person is under any obligation to consider the separate interests of any other Covered Person in deciding whether to cause the Company to take (or omit to take) any actions, and that no Covered Person shall be liable, at law or in equity, for losses sustained, liabilities incurred or benefits not derived by any other Covered Person in connection with such decisions.

(c)            Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

9.4            Indemnification. To the fullest extent permitted by applicable law, and after exhausting all coverage under any applicable insurance policy, each Covered Person, including without limitation, each of the Managers, shall be entitled to indemnification from the Company for any loss, damage, claim or liability incurred by such Covered Person by reason of any act or omission performed, or omitted to be performed, or alleged to be performed or omitted to be performed, by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage, claim or liability incurred by such Covered Person by reason of his or its actual fraud or willful misconduct with respect to the Company.

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9.5            Expenses. To the fullest extent permitted by applicable law, reasonable expenses (including reasonable legal fees and disbursements) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined, in a final, non-appealable judgment, that the Covered Person is not entitled to be indemnified as authorized in Section 9.4 hereof.

9.6            Limitation on Indemnification. Any indemnification of a Covered Person under this Article IX shall be satisfied solely out of the assets of the Company, and no Member shall have any liability whatsoever with respect to any such claim for indemnity or reimbursement. In addition, the indemnification provided by the Company pursuant to this Article IX shall be net of the proceeds of any insurance or other indemnification that the Covered Person shall receive in respect of any matter giving rise to the Company’s obligation to indemnify such Covered Person. The Board of Managers may obtain, at the Company’s expense, such policies of insurance providing such coverage as is customary in the case of enterprises of established reputation engaged in the same or similar business as, and similarly situated with, the Company and naming such of the Covered Persons as insureds as the Board of Managers may determine from time to time in its discretion; provided, that, if any Covered Person (e.g., a Manager) is covered by any such insurance policy, then all Covered Persons in the same category (e.g., all Managers) shall be so covered.

9.7            Non Exclusivity. The right of any Covered Person to the indemnification provided in this Article IX shall be cumulative with, and in addition to, and shall not be required to be exhausted in priority to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to the successors, assigns and legal representatives of such Covered Person. If the Company shall indemnify any Covered Person, it shall be subrogated to the right of such Covered Person against any third party, including any insurance company, to recover the amount of such indemnification after the Covered Person shall have been fully and completely indemnified in respect of the matter which gave rise to such indemnification. The Board of Managers shall pursue such rights of recovery if it would be in the best interests of the Company to do so.

9.8            Amendments. Any amendment or modification of any provision of this Article IX that adversely affects any right of a Covered Person under this Article IX shall be prospective only, and shall not adversely affect any right or protection conferred on a Covered Person pursuant to this Article IX and existing at the time of such amendment or modification.

ARTICLE X

TRANSFER

10.1            Transfer.

(a)            Except as otherwise required by law, or permitted under this Article X, neither this Agreement nor any interest of any Member in this Agreement or in the Company, including any interests in undistributed moneys belonging to, or which may accrue to, such Member may be Transferred; provided, however, that any Member may Transfer all or a portion of its interest in this Agreement or in the Company to (i) any entity providing financing to the Company, (ii) any Permitted Transferee of such Member, (iii) to Regional or to the Company in accordance with the provisions of 6.7 or 10.6 hereof or (iv) any other Person, but only, in the case of this clause (iii), with the prior written consent of the Board of Managers and Preferred Members holding at least a majority of the then outstanding Preferred Membership Interests, in their respective absolute discretion, which consent may be conditioned upon the satisfaction of all conditions set forth in Section 10.2 hereof and the receipt of such legal opinions and other documents as the Board of Managers shall deem to be appropriate. Any Transfer pursuant to this Article X shall be effected in accordance with the provisions of Section 10.2(b) hereof.

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(b)            Notwithstanding the provisions of Section 10.1(a) hereof, no transferee of any interest of any Member in this Agreement or in the Company (“Transferee”), other than a Permitted Transferee of a Member, shall become a Member hereunder unless the Board of Managers and Preferred Members holding at least a majority of the then outstanding Preferred Membership Interests, in their respective absolute discretion, consent to the admission of such Transferee as a Member of the Company. The admission of any such Transferee as a substitute Member may be conditioned on such Transferee providing such legal opinions and other documents as the Board of Managers shall deem to be appropriate. Any substitute Member admitted to the Company pursuant to the provisions of this Section 10.1(b) will succeed to all of the rights and be subject to all the obligations of the assigning Member with respect to the interest to which such Member was substituted.

(c)            The transferor and Transferee of any interest hereunder will, jointly and severally, be obligated to reimburse the Company for all reasonable expenses (including legal fees and disbursements) of any Transfer or proposed Transfer of the Member’s interest in the Company or the admission of any Transferee as a Member.

(d)            Except as otherwise permitted by this Article X, no Member shall have the right to voluntarily withdraw as a Member of the Company.

(e)            Notwithstanding anything to the contrary contained herein, no Transfer or assignment of any interest of any Member in this Agreement or in the Company shall be effective if, in the opinion of counsel for the Company, such Transfer or assignment would cause the Company to (i) lose its status as a partnership for federal income tax purposes, (ii) cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code, or (iii) be terminated for tax purposes pursuant to Section 708 of the Code.

10.2            Restrictions on Transfer.

(a)            General Restrictions. No Membership Interest now owned or hereafter acquired by any of the Members may be Transferred unless:

(i)            such Transfer of a Membership Interest shall be made in accordance with the provisions of this Agreement;

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(ii)           the proposed recipient of such Membership Interest, if such recipient is to be admitted as a substitute Member, shall deliver to the Company a signed counterpart of this Agreement or a written acknowledgment that the Membership Interest to be received in such proposed Transfer is subject to this Agreement and that the proposed recipient and its successors in interest are bound hereby and agree to comply with this Agreement, each such document to be in form and substance reasonably satisfactory to the Company; and

(iii)          such Transfer shall be made pursuant to an effective registration under the Securities Act and any applicable state securities laws, or an exemption from such registration, and prior to any such Transfer the Member proposing to Transfer a Membership Interest shall give the Company (A) notice describing the manner and circumstances of the proposed Transfer (copies of which the Company shall furnish to each Member following receipt thereof by the Company) and (B) if such Transfer is to be made pursuant to an exemption from such registration and if reasonably requested by the Company, a written opinion of counsel, who shall be reasonably satisfactory to the Company and its counsel, such opinion to be in form and substance reasonably satisfactory to the Company and its counsel, to the effect that the proposed Transfer of Membership Interest may be effected without registration under the Securities Act and any applicable state securities laws.

Upon the Transfer of a Membership Interest in accordance with this Agreement, the recipient of such Membership Interest shall be deemed a “Transferee” hereunder and shall not be made a Member except in accordance with Section 10.1(b) hereof. Any attempted Transfer of a Membership Interest other than in accordance with this Agreement shall be null and void and the Company shall refuse to recognize any such Transfer and shall not reflect on its records any change in record ownership of a Membership Interest pursuant to any such Transfer.

(b)            Transfers. The closing of any Transfer of a Membership Interest shall take place at the offices of the Company unless otherwise agreed by the parties involved in the Transfer. Any Member who Transfers a Membership Interest shall (i) do all things and execute and deliver all such papers as may be necessary or reasonably requested by the Company in order to consummate the Transfer of such Membership Interest, (ii) pay to the Company such amounts as may be required for any applicable Transfer taxes incurred by the Company and (iii) pay to the Company any reasonable expenses incurred by the Company in connection with such Transfer (including reasonable attorney’s fees and disbursements).

10.3            Additional Restrictions on Transfer. In the event any Member (a “Transferring Member”) wishes to Transfer any Membership Interest, either directly or indirectly, to any Person (such Person being hereinafter referred to as a “Third Party”), other than to a Permitted Transferee or an entity providing financing to the Company in compliance with Sections 10.1 and 10.2, such Transferring Member must first comply with the following provisions of this Article X.

10.4            Right of First Refusal.

(a)            If a Transferring Member receives an offer from a Third Party to purchase any or all of its Membership Interest, such Transferring Member shall deliver to the Company and the other Members written notice of the proposed transaction setting forth (i) the name and address of the Third Party, (ii) the Membership Interest to be Transferred, (iii) the purchase price and form of consideration and terms and conditions of payment and (iv) the other material terms and conditions of the transaction (collectively, the “Third Party Terms”), and such notice shall be accompanied by a copy of a binding bona fide offer to purchase such Membership Interest signed by such Third Party (collectively, the “First Refusal Notice”). The First Refusal Notice shall be delivered to the Company and the other Members at least forty-five (45) days prior to the expected date of such Transfer. The offer contained in the First Refusal Notice shall be deemed an offer by such Transferring Member to the other Members that may be accepted in writing (which shall state the Membership Interest elected to be purchased) by the other Members or any of them (pro rata based on each such other Member’s Pro Rata Interest or in such other proportion as the accepting Members (each a “Participating Member”) may determine), in whole or in part, within 10 days after the receipt of such First Refusal Notice, on the Third Party Terms.

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(b)            If the other Members do not timely, or elect not to, accept the offer set forth in the First Refusal Notice to purchase the entire Membership Interest pursuant to Section 10.4(a), then the Transferring Member shall promptly deliver to each Participating Member a written notice (the “Overallotment Notice”), at least thirty (30) days prior to the expected date of such Transfer, which shall set forth the names of the Participating Members and the Membership Interest not elected to be purchased in accordance with Section 10.4(a) (the “Unsubscribed Interest”), and shall offer such Participating Members the right to purchase the Unsubscribed Interest on the same terms and conditions as set forth in the First Refusal Notice. The offer contained in the Overallotment Notice shall be deemed an offer by such Transferring Member of the Unsubscribed Interest to the Participating Members, which offer may be accepted in writing (which shall state the Unsubscribed Interest elected to be purchased) by the Participating Members or any of them (pro rata based on each Participating Member’s Pro Rata Interest or in such other proportion as the accepting Participating Members may determine), in whole or in part, within five days after the receipt of such Overallotment Notice, on the Third Party Terms.

(c)            In the event that the Third Party Terms provide for the payment to the Transferring Member of consideration other than cash, the value of such non-cash consideration shall be determined in good faith by the Board of Managers and shall be paid in cash at the closing of the transaction; provided, however, that if the Third Party offers the Transferring Member (i) securities that are traded on a recognized securities exchange, then the value of such consideration shall be computed based on the average closing sale prices of such securities for the ten (10) consecutive trading days preceding the date of the offer, or (ii) securities that are traded on the over-the-counter market, the value of such consideration shall be computed based on the average of the closing bid and closing asked prices of such securities for the 10 consecutive trading days preceding the date of the offer, in each case as reported by Bloomberg. Any dispute regarding the determination of the fair market value of non-cash consideration will be settled by a reasonable process determined by the Board of Managers. All costs of any appraisal shall be borne by the Company.

(d)            The closing of the purchase of the Membership Interest on the Third Party Terms shall be held as promptly as practicable following full compliance with all applicable provisions in this Section 10.4, but in no event later than twenty (20) days thereafter. If (i) the provisions of this Section 10.4 have been complied with in all respects, and (ii) the Participating Members have not elected to purchase the entire Membership Interest being Transferred by the Transferring Member on the Third Party Terms, then such Transferring Member shall comply with Section 10.5 as provided below.

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10.5            Tag-Along Right.

(a)            In the event that the Participating Members do not timely, or elect not to, accept, in whole, the offer contained in the First Refusal Notice pursuant to the terms of Section 10.4, each of the Members other than the Transferring Member (each, a “Tagging Member”) shall then have the right to require the Third Party to purchase from such Tagging Member up to the amount of such Tagging Member’s Membership Interest (and the Transferring Member shall reduce the Membership Interest to be sold by it by a corresponding amount) that is equal to the product of (i) the Membership Interest to be purchased by the Third Party and (ii) such Tagging Member’s Pro Rata Interest.

(b)            Any Membership Interest purchased from a Tagging Member pursuant to this Section 10.5 shall be purchased at the same price and same type of consideration and on the same terms and conditions as the Transfer by the Transferring Member. It shall be an express condition to the sale of Membership Interests by each Tagging Member that such Tagging Member execute and deliver to the Third Party any and all documents required to be executed and delivered by the Transferring Member to effect such sale.

(c)            The Transferring Member shall notify the Members in writing of the proposed Transfer not less than twenty (20) days prior to the date of such proposed Transfer (the “Transferor Tag-Along Notice”). The Transferor Tag-Along Notice shall contain the same information as set forth in the First Refusal Notice.

(d)            The tag-along right provided for in this Section 10.5 may be exercised by any Tagging Member by delivery of a written notice to the Company, the Transferring Member and the Third Party (the “Tag-Along Notice”) within 10 days following receipt of the Transferor Tag-Along Notice (the “Tag-Along Period”). The Tag-Along Notice shall state the Membership Interest that a Tagging Member wishes to include in such Transfer to the Third Party. The failure of a Member to deliver a Tag-Along Notice meeting the requirements of this Section 10.5(d) within the Tag-Along Period shall constitute a waiver of such Member’s tag-along rights with respect to such proposed Transfer.

(e)            Upon the giving of its Tag-Along Notice, a Tagging Member shall be obligated to sell to the Third Party the Membership Interest set forth in its Tag-Along Notice on the Third Party Terms (or, if a Tagging Member is not entitled to sell all such Membership Interest under the terms of this Section 10.5, such Tagging Member shall be obligated to sell the maximum amount of such Membership Interest such Tagging Member is permitted to sell hereunder on the Third Party Terms); provided, however, that neither the Transferring Member nor any Tagging Member shall consummate the sale of any Membership Interests unless the Third Party purchases, on the Third Party Terms, all of the Membership Interests contained in the Tag-Along Notices that the Tagging Members are entitled to sell under the terms of this Section 10.5. If the Third Party does not purchase Membership Interests entitled to be sold by any Tagging Member that has complied with the terms of this Section 10.5, then any Transfer by the Transferring Member and any other Tagging Members to such Third Party shall be null and void and of no effect whatsoever.

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(f)            After expiration of the Tag-Along Period, if any, if the provisions of Section 10.4 and this Section 10.5 have been complied with in all respects and no Tag-Along Notice has been given, the Transferring Member shall have the right for 60 days to Transfer its Membership Interest to the Third Party on the Third Party Terms without further notice to the Company or the other Members, but after such sixty (60) days no such Transfer may be made without again complying with all of the requirements of Section 10.4 and this Section 10.5. If the terms of such proposed Transfer are different in any material respect from the Third Party Terms, the Transferring Member shall deliver to the Company and the other Members a revised First Refusal Notice, and shall again comply with all of the requirements of Section 10.4 and, to the extent required, this Section 10.5.

10.6            Put/Call Right.

(a)            Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 6.7 or any actions that may have been taken under such Section), in the event that (i) the Management Services Agreement has been terminated for any reason and Regional elects to exercise its rights under this Section 10.6 or (ii) the Management Services Agreement has been terminated by Regional and Lorraine elects to exercise its rights under this Section 10.6, Regional or Lorraine, as applicable, may, at any time, give written notice (a “Put/Call Notice”) to the Company and the other Member of its desire to have the Company repurchase the Lorraine Parties’ entire Membership Interest for the fair market value thereof as determined below (the “Put/Call Price”). The Put/Call Price shall be determined by the Independent Appraiser, without regard to any discount for minority equity position or restriction of marketability, and shall be set forth in a written report delivered by such Independent Appraiser (the “Appraisal Report”) to the Company, Regional and Lorraine within thirty (30) days after the date of its appointment; provided, however, that if a Qualified Offer is then outstanding as described in Section 6.7(a) hereof, the Put/Call Price shall instead be determined based upon the purchase price for the Company Sale set forth in such Qualified Offer. The costs of such Independent Appraiser shall be borne by the Company.

(b)            Within thirty (30) days after the date of the Appraisal Report or the date of the Put/Call Notice in the event a Qualified Offer is then outstanding, as applicable (the “Put/Call Price Due Date”), the Company and Regional shall redeem all the Membership Interests held by the Lorraine Parties for the amount of the Put/Call Price and Regional shall use commercially reasonable efforts either to finance (or cause the Company to finance) the consideration required for the redemption or contribute additional equity capital necessary to finance the consideration required for the redemption. The Lorraine Parties will take, and cause the Managers nominated by Lorraine to take, all actions and will do, and cause the Managers nominated by Lorraine to do, all things necessary, proper or advisable to consummate the redemption of its Membership Interest in accordance with this Section 10.6. The closing of the redemption of Lorraine Parties’ Membership Interests shall be subject to (i) the resignation of all of Lorraine’s nominees from the Board of Managers, (ii) the termination of any and all agreements between the Company, on the one hand, and any of the Lorraine Parties or any of their respective Affiliates, on the other hand, including the Management Services Agreement, and (iii) the execution by the Company, on the one hand, and the Lorraine Parties, on the other hand, of purchase documentation (containing customary representations and warranties from the Lorraine Parties regarding such sale (including non-contravention, and ownership of, and authority to sell, such Membership Interests free and clear of all liens, encumbrances and adverse claims of any nature whatsoever)), a non-competition and non-solicitation agreement, and a general release and discharge of the Company, its Affiliates and all present and former directors, officers, managers, members, agents, representatives, employees, their respective successors and assigns and their respective direct or indirect equity holders, each in form and substance reasonably satisfactory to Regional and Lorraine.

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(c)            If the Lorraine Parties have not been paid the amount of the Put/Call Price by the Put/Call Price Due Date, the Lorraine Parties shall also become entitled to receive, in addition to the Put/Call Price, (i) an amount equal to the accrued interest on the Put/Call Price at the Default Rate (compounded quarterly), measured from the Put/Call Price Due Date to and including the date of payment in full of the Put/Call Price and such additional accrued amount (ii) a penalty equal to 3% of the Put/Call Price and (iii) an amount equal to the amount of any reasonable, documented, out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees incurred to enforce the collection of the Put/Call Price and any amount of default interest accrued thereon.

(d)            Until the Put/Call Price Due Date, Lorraine hereby agrees to conduct the Operations in the ordinary course of business consistent with the historical practices of the Company and to consult with, and cause the Managers designated by Lorraine to consult with, Regional and to obtain Regional’s consent on any material changes related to the Operations. Unless extended in writing by Lorraine, the rights conferred on Regional under this Section 10.6(d) shall automatically terminate thirty (30) days after the date of the Put/Call Notice.

ARTICLE XI

ISSUANCE OF MEMBERSHIP CERTIFICATES

11.1            No Issuance of Membership Certificates. The Membership Interest of each Member in the Company shall be uncertificated.

11.2            Transfer of Membership Interests. An interest in the Company which is Transferred in accordance with the terms of Article X of this Agreement shall be transferable on the books of the Company by the Record Holder thereof in person or by such Record Holder’s duly authorized attorney. Except as otherwise required by law, the Company shall be entitled to treat the Record Holder of a Membership Interest on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

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ARTICLE XII

GENERAL

12.1            Relationship of Members.

(a)            The relationship between the Members shall be that of members in a limited liability company as set forth in this Agreement. Nothing in this Agreement shall be construed as authorizing any Member to obligate legally or otherwise act as agent for the other Members, except within the scope of the business of the Company (including, without limitation, the authorization granted to the Partnership Representative pursuant to Section 6.9 hereof) to the extent expressly set forth herein.

(b)            Except as otherwise expressly provided in any other agreement entered into in connection with the consummation of the transactions contemplated herein (including the Management Services Agreement), each Member and each officer, director, stockholder, member, manager, partner, employee and Affiliate of each Member may have other business interests and investments (whether or not in competition with the business and/or investments of the Company) and may engage in any other business, trade, profession, or employment whatsoever (whether or not in competition with the business and/or investments of the Company), on its or his own account or in partnership, or as a consultant, advisor or equity holder or in any other capacity. Neither the Company nor any other Member shall have any right or interest in any such business, investment, trade, profession or employment by reason of this Agreement. The Members hereby waive any conflicts of interest arising from any such activity on the part of any Member or any officer, director, stockholder, member, manager, partner, employee or Affiliate of any Member. Notwithstanding the above, if an investment, acquisition or other business opportunity related to the Operations is presented to a Manager in his or her capacity as such, and such opportunity is of a character that if presented to the Company could be taken by the Company, then the Member that nominated such Manager shall cause such opportunity to be presented to the Board for its consideration.

12.2            Waiver of Jury Trial. EACH OF THE MEMBERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

12.3            Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by each of the Members. Any such written amendment or modification will be binding upon the Company and each Member; provided, that an amendment or modification modifying the rights or obligations of any Member in a manner that is materially and disproportionately adverse to such Member relative to the rights or obligations of other Members shall be effective only with that Member’s consent. Notwithstanding the foregoing, amendments to the Schedules hereto following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Board of Managers without the consent of or execution by the Members.

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12.4            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF THE CONFLICT OF LAWS THEREOF.

12.5            Consent to Jurisdiction, Etc. Each party to this Agreement hereby irrevocably consents and agrees that any action, suit, arbitration or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York sitting in New York County, New York, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable federal, state or local laws, rules or regulations (“Regulations”), any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12.5 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Regulation. Each Member hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to the Member, and its counsel, at the address of such Member, and its counsel, set forth on Schedule B hereto, or at such other addresses of which the Member has given notice as provided in Section 12.7 hereof. In the alternative, any Member may effect service upon any other Member in any other form or manner permitted by law.

12.6            Intentionally Omitted.

12.7            Notices. All notices, designations, consents, offers, acceptances and other communications required or permitted by this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or shall be delivered personally or by overnight courier, or shall be sent by telecopy, e-mail or similar means of simultaneous transmission and receipt, to the Company or to any Member at the address, telecopy number or e-mail address set forth for the Company or such Member. Notices shall be deemed to have been given on the fifth day after being so mailed, the next business day after delivery to such overnight courier, when sent by telecopier or e-mail (provided that in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message) or upon receipt when delivered personally. A copy of any notice given pursuant to this Section 12.7 shall also be given to counsel for the party receiving such notice, at the address, e-mail address or telecopy number set forth for such counsel on Schedule B hereto. Any Member may change its address or its counsel or counsel’s address by giving written notice to the Company and the other Members in a manner conforming to the notice provisions hereof. All notices and other communications received by Lorraine under the Purchase Agreement will be promptly provided by Lorraine to Regional and its counsel in accordance with this Section 12.7.

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12.8            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

12.9            Title to Company Property. All property and assets owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member individually, shall have any ownership of such property and assets.

12.10          Partition. No Member nor any successor in interest to any Member shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, and its successors, successors in title, executors, administrators, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed by the terms of this Agreement and that the right of any Member or successor in interest to assign, Transfer, sell or otherwise dispose of such Member’s interest in the Company shall be subject to the limitations and restrictions of this Agreement.

12.11         Captions. The Article and Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.12         Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

12.13         Payment. All payments required or permitted under this Agreement, including payments of distributions shall be made in lawful money of the United States, except as otherwise expressly permitted under Section 8.3 hereof.

12.14         Counterparts. This Agreement may be executed in counterparts (and by facsimile and .pdf format), each of which shall be deemed to be an original and all of such counterparts together shall constitute one and the same instrument.

12.15         Confidentiality. The Members shall, and shall direct their directors, officers, partners, members, managers, employees, attorneys, accountants, advisers and representatives that have access to confidential or proprietary information of the Company or the Operations to, keep confidential and not disclose any such confidential or proprietary information of the Company or the Operations to any other Person without the express consent of the Company, except to the extent such disclosure shall be required by applicable law, legal process, governmental rule or regulation, court order or administrative proceeding; provided, that, after putting in place appropriate confidentiality limitations with relevant third parties, each Member shall be permitted to disclose such information as it reasonably deems necessary in connection with a transaction or proposed transaction contemplated by Article X. Each Member’s obligations under this Section 12.15 shall survive the Transfer of such Member’s Membership Interest in the Company or any other event or occurrence that results in such Member ceasing to be a Member for any reason.

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12.16         Further Assurances. From time to time after the execution hereof, the Members agree to execute and deliver said instruments, including amendments to this Agreement, and take such other action as may be necessary to more clearly set forth the agreements of the Members with respect to the subject matter hereof. If an election is made available to treat the Company as a partnership for federal, state or local income tax purposes, each Member agrees to take all action, and to execute and deliver all documents, necessary to elect to treat the Company as a partnership and to maintain and continue such election.

12.17         Directors and Officers Liability Insurance. The Company may provide, in such amounts and at such times as the Board of Managers may determine in its sole discretion, at the Company’s expense, coverage under a directors and officers liability insurance policy for employees of the Company and Managers of the Company.

12.18         No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Company and the Members, and except as otherwise expressly provided herein, no other Person (including, without limitation, any creditor of the Company) shall have any right or claim against the Company or any Manager or Member by reason of those provisions or be entitled to enforce any of those provisions against the Company or any Manager or Member.

12.19         Successors and Assigns. Subject to the restrictions on Transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors in title, executors, administrators, representatives, heirs and assigns. Each and every successor in interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure, Transfer or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

12.20         Power of Attorney. Each Member does hereby constitute and appoint the Partnership Representative, with full power of substitution, as its true and lawful representative and attorney in fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (a) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company and maintain its tax status as a partnership; and (b) all instruments, documents and certificates which may be required in order to qualify the Company to do business in any state; provided, however, that nothing contained in this Section 12.20 shall be deemed to expand the power of the Partnership Representative beyond that which is granted pursuant to the express provisions of this Agreement. The powers of attorney granted herein will be deemed to be coupled with an interest, will be irrevocable and will survive the death, incompetency, disability, bankruptcy or dissolution of the Member.

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12.21         Equitable Relief. Each Member agrees that (a) if any Member breaches any provision of this Agreement, the damage to the Company will be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and (b) if any Member breaches or threatens a breach of any provision of this Agreement, the Company and each of the other Members shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach or threatened breach of this Agreement, without any requirement to post bond or other security.

12.22         Waiver. No failure or delay on the part of the Members or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Company and the Members or any of them shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Members or any of them would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Members or any of them to take any other or further action in any circumstances without notice or demand.

12.23         Entire Agreement. This Agreement, together with the Management Services Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior written and oral agreements, understandings, negotiations or representations among the parties with respect to such subject matter.

12.24         Certain Expenses. The Company hereby agrees to reimburse Regional for the reasonable cost (as determined by Regional) of the legal fees and disbursements of its counsel, Olshan Frome Wolosky LLP, promptly upon receipt of a written invoice therefor.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

MEMBERS:

LORRAINE CAPITAL, LLC

By:	/s/ Justin M. Reich
Name: Justin M. Reich
Title: Member

REGIONAL BRANDS INC.

By:	/s/ Brian Hopkins
Name: Brian Hopkins
Title: Chairman and Chief Executive Officer

BRJ ACQUISITION PARTNERS, LLC

By:	/s/ Justin M. Reich
Name: Justin M. Reich
Title: Manager
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SCHEDULE A

MEMBER CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

MEMBER	CAPITAL CONTRIBUTION		PERCENTAGE INTERESTS
	Common Capital	Preferred Capital	Common	Preferred
Regional Brands Inc.	-	$3,808,696	76.17%	95.22%
Lorraine Capital, LLC	-	-	20.00%	-
BRJ Acquisition Partners, LLC	-	$191,304	3.83%	4.78%

SCHEDULE B

NOTICE INFORMATION

COMPANY:

B.R. Johnson, LLC

591 Delaware Ave.
Buffalo, NY 14203
Attention: Justin M. Reich
Fax: (940) 382-9966 jreich@lorrainecapital.com

and

c/o Regional Brands Inc.

6060 Parkland Boulevard

Cleveland, OH 44124

Attention: Brian Hopkins

Fax: (216) 825-4001

Attention: Brian Hopkins

brian@ancora.net

With a copy to:

Brian J. Bocketti, Esq.
Lippes Mathias Wexler Friedman, LLP
665 Main Street, Suite 300
Buffalo, NY 14203
bbocketti@lippes.com
Fax: (716) 853-5100

and

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Michael R. Neidell, Esq.

Fax: (212) 451-2222

mneidell@olshanlaw.com

MEMBERS:

Lorraine Capital, LLC	591 Delaware Ave. Buffalo, NY 14203 Attention: Justin M. Reich Fax: (940) 382-9966 jreich@lorrainecapital.com
BRJ Acquisition Partners, LLC	Same as above.
Regional Brands Inc.

6060 Parkland Boulevard

Cleveland, OH 44124

Attention: Brian Hopkins

Fax: (216) 825-4001

Attention: Brian Hopkins

brian@ancora.net

With a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Michael R. Neidell, Esq.

Fax: (212) 451-2222

mneidell@olshanlaw.com